EXHIBIT 99.1
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces Restructuring Plans
PLANO, Texas — March 27, 2008 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today announced a restructuring within its United States based business operations to balance its current spending with recent revenue trends. The primary goal of the restructuring program is to improve the ability of the company to invest in future business opportunities that are designed to provide the company with increased growth potential and greater revenue diversification in the coming years and better align the company’s skills with its future direction.
Under the restructuring plan, Interphase will reduce its workforce by 14 employees. This limited workforce reduction impacts our organization in the United States. Interphase expects to record a restructuring charge in the first quarter of 2008 to be paid out by the end of fourth quarter 2008, to cover employee severance and benefits. As part of this plan Interphase will also be closing its satellite development facility in Lisle, Illinois. The restructuring charge for first quarter 2008 will be in the range of $300,000 to $400,000, with an additional charge of approximately $40,000 associated with the facility closure during the second quarter of 2008. Interphase currently estimates that this restructuring plan will result in savings of over $1.5 million in annualized operating costs.
“Interphase has made this extremely difficult decision to streamline our US organization”, said Greg Kalush, CEO of Interphase Corporation. “As a consequence of our design wins at multiple customers, we invested significantly in new AdvancedTCA product development activities during the latter half of 2006 and throughout 2007 in order to meet our schedule commitments. While we delivered to our commitments, it has become apparent that the timing of the adoption and deployment of AdvancedTCA and MicroTCA based common platforms has been affected by industry consolidation resulting in many Tier 1 customers reporting delays in the general availability of these new platforms. These delays have caused us to re-examine our short term revenue expectations in relation to our current expense base as we manage the company resources. Balancing our current expense base, will enable us to aggressively pursue future growth opportunities for our business as we seek to diversify our revenue base and strengthen our competitive position in the market.”

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced Input/Output solutions for telecommunications and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA) and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Emerson, Ericsson, Fujitsu Ltd., Hewlett Packard, Motorola Inc., Nokia Networks, Nortel Networks Ltd. and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Interphase is an Affiliate member of the Intel® Embedded and Communications Alliance. The Intel Communications Alliance is a member-based program comprised of communications and embedded developers and solution providers. Members are committed to providing a strategic supply of standards- based solutions to the communications and embedded market segments. For more information, please visit: www.intel.com/go/ica.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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